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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2008

             (Exact name of registrant as specified in its charter)

                             UNION BANKSHARES, INC.

(State or other jurisdiction      (Commission           (IRS Employer
of incorporation)                 File Number)      Identification Number)
Vermont                           001-15985               03-0283552

(Address of principal executive offices)
20 Main St., P.O. Box 667              (Zip Code)
Morrisville, VT                        05661-0667

Registrant's telephone number, including area code: (802) 888-6600

         (Former name or former address, if changed since last report)
                                 Not applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 2.02: Results of Operations and Financial Condition

      As provided in General Instruction B.2 to Form 8-K, the information furnished in this Item 2.02 and in Exhibit 99.1 hereto shall not be deemed filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing with the Securities and Exchange Commission, except as shall be expressly provided by specific reference in such filing.

      On November 6, 2008, Union Bankshares, Inc. mailed its Third Quarter 2008 unaudited Report to Shareholders, a copy of which is furnished with this Form 8-K as Exhibit 99.1, presenting information concerning our results of operations and financial condition for our third quarter and nine months ended September 30, 2008 and the declaration of a regular quarterly dividend.

Item 8.01: Other Events

The U.S. and global economies have experienced and are experiencing significant stress and disruptions in the financial sector. Dramatic slowdowns in the housing industry with falling home prices and increasing foreclosures and unemployment have resulted in major issues for some financial institutions, including government-sponsored entities and investment banks. These issues have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail.

Despite the volatile economy, Vermont has the lowest residential foreclosure rate in the country. Also, as northern New England had not experienced the dramatic run up in housing prices, likewise, we have not seen the values drop as far as other parts of the country.

In response to the financial crisis affecting the banking and financial markets, in October 2008, the Emergency Economic Stabilization Act of 2008 (the "EESA") was signed into law. Pursuant to the EESA, the Federal Deposit Insurance Corporation temporarily increased the deposit insurance coverage limits to $250,000 per ownership category at each insured financial institution until December 31, 2009. Also, the U.S. Treasury ("the Treasury") will have the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets under the Troubled Asset Purchase Program (the "TARP").

In addition, the Treasury announced that it has been authorized to purchase equity stakes in U.S. financial institutions. Under this program, known as the Troubled Asset Relief Program Capital Purchase Program (the "TARP Capital Purchase Program"), from the $700 billion authorized by the EESA, the Treasury will make $250 billion of capital available to U.S. financial institutions in the form of preferred stock. The purchase of preferred stock investments will be accompanied by the issuance to the Treasury of warrants to purchase common stock with an aggregate market price equal to 15% of the total amount of the preferred stock. Participating financial institutions will be required to adopt the Treasury's standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the TARP Capital Purchase Program and be restricted from increasing dividends to common shareholders or repurchasing common stock for three years without the consent of the Treasury.
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Further, after receiving a recommendation from the boards of the Federal
Deposit Insurance Corporation ("the FDIC") and the Federal Reserve System (the "Federal Reserve"), the Treasury signed the systemic risk exception to the FDIC Act, enabling the FDIC to temporarily provide a 100% guarantee of the senior unsecured debt of all FDIC-insured institutions and their holding companies, as well as 100% of deposits in noninterest bearing transaction deposit accounts under a Temporary Liquidity Guarantee Program. Coverage under the Temporary Liquidity Guarantee Program is available for 30 days without charge and thereafter at a cost of 75 basis points per annum for senior unsecured debt and 10 basis points per annum for noninterest bearing transaction deposits in excess of the $250,000 insured deposit limit.

On November 5, 2008 the Company's Board of Directors approved the Company's participation in the Temporary Liquidity Guarantee Program regarding the Noninterest Bearing Deposit Account Guarantee but decided to opt out of the Senior Unsecured Debt Guaranty portion of that program. The Board also determined that it is not in the best interest of the Company or its shareholders to participate in either the Troubled Asset Purchase Program or the Capital Purchase Program available under TARP given the strength of the Company's capital position, government restrictions and the fact that the Company did not target sub-prime borrowers.

It is not clear at this time what impact the EESA, the TARP Capital Purchase Program, the Temporary Liquidity Guarantee Program, other liquidity and funding initiatives of the Federal Reserve and other agencies that have been previously announced, and any additional programs that may be initiated in the future will have on the Company and the U.S. and global financial markets.

Item 9.01: Financial Statements and Exhibits

      d) Exhibit:

         99.1 Union Bankshares, Inc. Third Quarter Report to Shareholders mailed November 6, 2008 referred to in Item 2.02 of the Report, is furnished, not filed, herewith.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     Union Bankshares, Inc.


November 12, 2008                    /s/ Marsha A. Mongeon
                                     --------------------------------------
                                     Marsha A. Mongeon, Chief Financial Officer


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                                 EXHIBIT INDEX

      99.1 Union Bankshares, Inc., Third Quarter Report to Shareholders mailed November 6, 2008.